Exhibit 23.1

KPMG LLP
Two Manhattan West
375 9th Avenue, 17th Floor
New York, NY
10001

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-276532) on Form S-3 and (No. 333-276944) on Form S-8 of our reports dated March 9, 2026, with respect to the consolidated financial statements of Greenbacker Renewable Energy Company LLC.

/s/ KPMG LLP

New York, New York

March 9, 2026